CREDIT AGREEMENT

between

TIMBERLINE RESOURCES CORPORATION

and

SMALL MINE DEVELOPMENT, LLC

dated

October 31, 2008

EXHIBITS TO CREDIT AGREEMENT

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of the 31st day of October, 2008, by and among **SMALL MINE DEVELOPMENT, LLC**, an Idaho limited liability company (the "SMC"), and **TIMBERLINE RESOURCES CORPORATION.**, a Delaware corporation (the "Borrower").

The parties agree as follows:

AGREEMENT

ARTICLE 1 - DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings defined below. Terms defined in the singular shall have the same meaning when used in the plural and vice versa. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

"Affiliate" means any Person (1) who directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (2) who directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock or membership interest, as applicable, of the Borrower; or (3) five percent (5%) or more of the voting stock or membership interest, as applicable, of which is directly or indirectly beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agreement" means this Credit Agreement, as amended, supplemented, or modified from time to time.

"Borrower" means, jointly and severally, Timberline Resources Corporation a Delaware corporation. For purposes of this Agreement, all references to "Borrower" shall be deemed to mean each Borrower, unless otherwise expressly provided or indicated by the context.

"Business Day" means a day other than Saturday or Sunday and a day on which commercial banks are required to be open for business in Boise, Idaho, under the laws of the state of Idaho.

"Collateral" means and includes all of the outstanding common stock of Timberline Drilling, Inc., an Idaho corporation (the "Subsidiary") whether issued now or in the future, and any other equity securities issued with respect to the Subsidiary, in and that certain real property owned by Borrower located in Silver Bow county, Montana, whether owned directly or indirectly, whether acquired now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, leasehold deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien, charge,

lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

"Commonly Controlled Entity" means an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Deed of Trust" means the deed of trust or mortgage to be delivered to SMD by the Borrower pursuant to Subsection 2.12 of this Agreement.

"Environmental Laws" shall mean and include, without limitation, the Resource Conversation and Recovery Act of 1976 (RCRA), 42 USC §§ 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) 42 USC §§ 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Hazardous Materials Transportation Authorization Act of 1994, 49 USC §§ 5101 et seq., the Federal Water Pollution Control Act, 33 USC §§ 1251 et seq., the Clean Air Act, 42 USC §§ 741 et seq., the Clean Water Act, 33 USC § 7401, the Toxic Substances Control Act, 15 USC §§ 2601–2629, the Safe Drinking Water Act, 42 USC §§ 300f–300j, and all amendments thereto, and rules, regulations, orders, and decrees promulgated thereunder, and any other local, state and/or federal laws, rules, regulations and ordinances, whether currently in existence or hereafter enacted, that govern, to the extent applicable to Borrower's businesses, properties and assets: (a) the existence, cleanup and/or remedy of contamination on property; (b) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (c) the emission or discharge of Hazardous Substances into the environment; (d) the control of Hazardous Substances; or (e) the use, generation, transport, treatment, removal or recovery of Hazardous Substances.

"ERISA" means the Employment Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, including any regulations issued in connection therewith.

"Event of Default" means the occurrence of any of the events set forth in Article 8 of this Agreement.

"GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination consistently applied.

"Hazardous Substance" means (a) any oil, petroleum products, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants that (i) pose a hazard to Borrower's owned or leased real property or to persons on or about such real property or (ii) cause Borrower's owned or leased real property to be in violation of any Environmental Laws;

(b) asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) any chemical, material or substance defined as or included in the definition of "waste," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Environmental Laws; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or agency or may or could pose a hazard to the health and safety of the occupants of Borrower's owned or leased real property or the owners and/or occupants of property adjacent to or surrounding such real property or any other person coming upon such real property or adjacent property; and (e) any other chemical, materials or substance that may or could pose a hazard to the environment and are or become subject to regulation by any Environmental Laws.

"Interest Period" means with respect to any disbursement of funds pursuant to this Agreement, the period commencing on the date such disbursement is made and ending, as the Borrower may select, pursuant to this Agreement, on the numerically corresponding day in the third or sixth calendar month thereafter, or in the first, second, third, fourth or fifth calendar year thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), shall end on the last Business Day of the appropriate subsequent calendar month; provided that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

"Interest Rate" means the rate per annum, which shall be ten percent (10%) compounded monthly.

"Lender Expenses" means all reasonable costs and expenses incurred by SMD in connection with the preparation, negotiation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, extension, renewal or supplement to the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for SMD, incurred in connection with advising SMD as to its rights and responsibilities hereunder and structuring, drafting, reviewing, amending, or otherwise involving the Loan Documents, and all reasonable costs and expenses, including court costs, incurred in connection with enforcement of the Loan Documents, or any amendment, modification, or supplement thereto, whether by negotiation, legal proceedings, or otherwise.

"Loan Request" means a request for a disbursement described in Subsection 2.1.1 of this Agreement.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional

sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

"Loan Documents" means collectively this Agreement, any note executed by Borrower to the order of SMD and any other agreements or documents, whether now or hereafter existing, executed or delivered in connection with this Agreement or any amendment thereto, and any amendments, supplements, modifications, renewals, extensions, or refundings of any of the foregoing documents.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA.

"Obligations" means any and all loans, lines of credit, advances, letter of credit obligations, debts, overdrafts, liabilities, indebtedness, lease payments, guaranties, covenants, and duties owing by Borrower to SMD of any kind and description (whether advanced pursuant to or evidenced by the Loan Documents or any other instrument or agreement between SMD and Borrower), any debt, liability, or obligation owing by Borrower to others that SMD may have obtained by assignment or otherwise, any interest not paid when due, all Lender Expenses, and all renewals, extensions, and modifications of the foregoing, or any part thereof, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall have the meaning assigned to such term in Section 6.1 of this Agreement.

"Person" means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

"Plan" means any pension plan that is covered by Title IV of ERISA and in respect of which any Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

"Prime Loan" means any Term Loan under this Agreement bearing interest at a rate based upon the Prime Rate, plus 1.4% per annum.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

"Property" means the interests in real property owned by Borrower and included in the Collateral, and as further described in the Deed of Trust and Leasehold Deed of Trust, as provided in Section 3.1.4. and Section 3.1.17.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Right of First Refusal" means the Right of First Refusal to be delivered to SMD by Borrower pursuant to Subsection 2.8 of this Agreement.

"Security Agreement" means the Security Agreement to be delivered to SMD by the Borrower pursuant to Subsection 2.10 of this Agreement.

"SMD" means Small Mine Development, LLC, an Idaho limited liability company, its successors and assigns.

"Term Loan" shall have the meaning assigned to such term in Section 2.1 of this Agreement.

"Term Loan Maturity Date" means October 31, 2010, or such other date as SMD and Borrower may agree upon in writing from time to time.

"Term Note" shall have the meaning assigned to such term in Subsection 2.1.3 of this Agreement.

1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.4, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

ARTICLE 2 - TERM LOAN AND TERMS OF PAYMENT

2.1 Term Loan. SMD shall, on the terms and conditions of this Agreement and as long as no Event of Default has occurred, make a term loan to Borrower in the aggregate principal amount not to exceed Five Million Dollars ($5,000,000) (the "Term Loan").

2.1.1 Interest. The Term Loan shall bear interest at the Interest Rate.

2.1.2 Repayment. Subject to any payment changes resulting from changes in the interest rate, Borrower shall repay the Term Loan, including penalties, fees, attorney fees, interest and principal no later than the Term Loan Maturity Date, shall be for all principal and all accrued interest not yet paid.

2.1.3 Term Note. The Term Loan shall be evidenced by a promissory note of the Borrower in the stated principal amount of the Term Loan executed by Borrower substantially in the form of ***Exhibit 2.1.3*** (the "Term Note").

2.1.4 Origination Fee. Borrower shall pay SMD an origination fee for the Term Loan in the amount of Fifty Thousand Dollars ($50,000.00). The origination fee shall be waived unless Borrower defaults under this Agreement or any of the Loan Documents. The

origination fee is an unconditional payment to SMD in consideration of SMD's agreement to extend financial accommodations to Borrower pursuant to this Agreement.

2.1.5 Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower to repay that certain loan from Auramet, LLC, a Delaware limited liability company. The Borrower shall not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates, or is inconsistent with, Regulation X of such Board of Governors.

2.1.6 Disbursements. Proceeds of the Loan shall be disbursed to Borrower from time to time in accordance with the terms and conditions of this Agreement, upon Borrower's request, and subject to the other terms and conditions of this Agreement and Sections 2.6 and 2.7 in particular, up to the amount of the Term Note and as set forth in Section 2.1 above; provided, however, that no such disbursements shall be requested or made after the date which is ninety (90) days from the date of this Agreement.

2.2 Method of Payment. All payments shall be made to SMD at its Boise, Idaho Office in Boise, Idaho in lawful money of the United States in immediately available funds. No checks, drafts, or other instruments received by SMD purportedly in satisfaction of any of the Obligations shall constitute payment thereof unless and until such instruments have actually been collected. All payments received after 11:00 a.m. Boise, Idaho time shall be considered to have been received the next Business Day. The Borrower authorizes the SMD, if and to the extent payment is not made when due under any Loan Document, to charge from time to time against any account of the Borrower with the SMD any amount so due. In case the due date of any payment falls on a day that is not a Business Day, such payment shall instead be due the next succeeding Business Day, and interest shall continue to accrue. SMD may note the date, amount, interest rate and Interest Period of each advance and each payment of principal and interest with respect hereto in SMD's books and records (either manually or by electronic entry), which notation shall be conclusive evidence of the information noted, absent manifest error. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

2.3 Prepayments. Borrower may prepay the outstanding principal balance of the Term Loan without prepayment penalty.

2.4 Late Charges and Default Interest. If SMD has not received the full amount of any payment by the end of fifteen (15) calendar days after the date due, including the balance due at maturity, Borrower shall pay a late charge to SMD in the amount of five percent (5%) of the overdue payment of principal and/or interest. Borrower shall pay the late charge promptly, but only once on each late payment. In addition to any late charges that may be assessed as herein provided, the outstanding balance of the Term Loan after the occurrence of an Event of Default shall accrue interest from the date of the Event of Default at the rate equal to

four (4) percentage points per annum in excess of the interest rate that would otherwise be charged if no Event of Default existed. If SMD shall waive in writing or Borrower shall cure such Event of Default, the interest rate shall revert to the non-default rate from and after such waiver or completion of such cure, until another such Event of Default.

2.5 Additional Interest Rate Provisions.

2.5.1 Reserved.

2.5.2 Reserved.

2.5.3 In the event that any adoption or modification of any law, treaty, rule, or regulation, or determination of a court or other governmental authority, or that any change in the interpretation or application thereof, which adoption, modification or change becomes effective after the date hereof, or in the event that compliance by SMD with and request or directive issued after the date hereof (whether or not having the force of law) from any governmental authority:

2.5.3.1 does or shall subject SMD to any tax of any kind whatsoever with respect to the Loan Documents, or changes the basis of taxation of payments to SMD of principal, interest, fees, or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of SMD); or

2.5.3.2 does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by any office of SMD (other than to the extent previously taken into account in determining the Prime Rate or statutory reserves); or

2.5.3.3 does or shall impose on SMD any other condition; and the result of any of the foregoing is to increase the cost to SMD of making, renewing, or maintaining the loans hereunder, or to reduce any amount receivable thereunder or under any of the Loan Documents; then, in any such case, the Borrower shall promptly pay to SMD, upon demand, such amount or amounts as may be necessary to compensate SMD for any additional cost or reduced amount received. SMD shall deliver to the Borrower a written statement of the losses or expenses sustained or incurred, and any reasonable allocation made by SMD of such losses and expenses shall be conclusive, absent manifest error. SMD shall promptly notify the Borrower of any event of which it has knowledge, occurring after the Closing Date, which event will entitle SMD to compensation under this Section.

2.5.4 The actual interest to be charged on the Term Loan shall be calculated daily on the outstanding balance for the actual number of days elapsed on the basis of a year consisting of 365/366 days. Should the rate of interest exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed. The principal amount outstanding on which the interest rate(s) shall be charged shall be determined from the SMD's records, which shall at all times be conclusive, absent manifest error.

2.6 [Reserved]

2.7 [Reserved].

2.8 Right of First Refusal Borrower shall grant to SMD a continuing right of first refusal to develop and/or purchase the Property in order to secure prompt repayment of the Obligations including prompt performance by Borrower of each and all of its covenants under this Agreement and the other Loan Documents. The Right of First Refusal in the Property shall be further evidenced by the Right of First Refusal in the form attached hereto as *Exhibit 3.1.3,* and such other security documents as SMD may at any time reasonably request.

2.9 [Reserved]

2.10 Taxes on Payments. All payments made by Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Taxes"), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority (except net income taxes and franchise taxes in lieu of net income taxes imposed on SMD as a result of a present or former connection between the jurisdiction of the governmental authority imposing such tax on SMD, excluding a connection arising solely from SMD having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement or the other Loan Documents). If any Taxes are required to be withheld from any amounts payable to SMD under any Loan Document, the amounts so payable to SMD shall be increased to the extent necessary to yield to SMD (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents.

2.11 Grant of Security Interest. Borrower shall grant to SMD a continuing security interest in the Collateral, including all proceeds and products thereof, in order to secure prompt repayment of the Obligations and prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and the other Loan Documents. SMD's security interest in the Collateral shall be further evidenced by the Security Agreement in the form attached hereto as ***Exhibit 3.1.2*** and such other security documents as SMD may at any time reasonably require.

2.12 Financing Statements. Borrower authorizes SMD to file in any jurisdiction any initial financing statements and amendments thereto describing the Collateral and containing any other information required for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower shall from time to time, at the expense of Borrower, promptly execute, if applicable, and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that SMD may reasonably request, in order to perfect and protect any pledge, assignment, or security interest granted or purported to be granted by any Loan Document or to enable SMD to exercise and enforce its rights and remedies under any Loan Document with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower shall execute, if applicable, and file such financing

or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as SMD may request, in order to perfect and preserve the pledge, assignment, and security interest granted or purported to be granted by any Loan Document. Borrower irrevocably makes, constitutes, and appoints SMD (and any of SMD's officers, employees, or agents designated by SMD) as Borrower's true and lawful attorney with power, upon Borrower's failure or refusal to comply with their undertakings contained in this paragraph, to sign the name of Borrower on any of the above described documents or on any other similar documents that need to be executed, recorded, and/or filed in order to perfect or continue SMD's perfected security interest in the Collateral.

2.13 Deed of Trust or Mortgage. The Borrower shall grant to SMD a first priority lien on all of its right, title and interest in and to the Property in order to secure prompt repayment of the Obligations including prompt performance by Borrower of each and all of its covenants under this Agreement and the other Loan Documents. The SMD's lien on the Property shall be further evidenced by a mortgage or deed of trust (the "Deed of Trust") as described herein and/or as otherwise executed, delivered and recorded in connection with this Agreement; provided, however, the Borrower shall have one hundred eighty (180) days from the date of this Agreement to remove all liens senior to the Deed of Trust. If the Deed of Trust is not in a first lien position by such date, the Borrower shall be in immediate and automatic default hereunder.

2.14 Cross Collateralization and Default. All of the Obligations, including without limitation those created by this Agreement and the other Loan Documents, shall be secured by all the Collateral, including without limitation the Property. Furthermore, a default in any Obligation, by the Borrower or any one Borrower, with respect to any Loan Document, shall constitute an Event of Default under all the Loan Documents and entitle the SMD to seek any and all remedies available to it under all of the Loan Documents.

ARTICLE 3 - CONDITIONS PRECEDENT

3.1 Initial Advance. The obligation of SMD to make any of the financial accommodations to the Borrower under this Agreement is subject to the conditions precedent that SMD shall have received on or before the day of such loan each of the following, in a form and in substance satisfactory to SMD and its legal counsel:

3.1.1 Term Note. A Term Note, substantially in the form of ***Exhibit 2.1.3***, executed by the Borrower.

3.1.2 Security Agreement. A Security Agreement, substantially in the form of ***Exhibit 3.1.2***, executed by Borrower, together with all UCC-1 financing statements sufficient in the opinion of SMD to perfect the security interest created by the Security Agreement.

3.1.3 Right of First Refusal. The Right of First Refusal, substantially in the form of ***Exhibit 3.1.3***, executed by Borrower, granting to SMD the first right to purchase and/or develop the Property.

3.1.4 Deed of Trust. The Deed of Trust, substantially in the form of ***Exhibit 3.1.4***, executed by Borrower, granting a first priority lien on the Property described in such Deed of Trust, subject to the one hundred eighty (180) day provision of Section 2.12 above.

3.1.5 [Reserved]

3.1.6 Evidence of Insurance. Evidence of the insurance Borrower must maintain in accordance with the Loan Documents.

3.1.7 Opinion of Counsel for Borrower. A favorable opinion of counsel for Borrower, substantially in the form of ***Exhibit 3.1.7*** and as to such other matters as SMD may reasonably request.

3.1.8 Evidence of all Entity Action by Borrower. Certified copies of all entity action taken by Borrower authorizing the execution and delivery of the Loan Documents and each other document to be delivered pursuant to this Agreement and the performance of the agreements thereunder.

3.1.9 Certificates of Existence/Good Standing for Borrower.. Certificates of existence and good standing dated a reasonable date before the effective date of this Agreement indicating that the Borrower is in good standing under the laws of the state of incorporation or organization and all other states in which Borrower is doing business.

3.1.10 Articles, Bylaws and Operating Agreement of Borrower. Copies of the articles of incorporation, articles of organization, bylaws and operating agreements of Borrower certified by an officer or manager of Borrower, as applicable, to be true and correct.

3.1.11 Certificates of Assumed Business Name. Copies of all certificates of assumed business name, if any, filed by Borrower.

3.1.12 Letter to Accountants. A letter in the form of ***Exhibit 3.1.12*** to Borrower's outside auditors (which letter Borrower shall also deliver to any subsequent outside auditors hired by Borrower, all of which shall be independent certified public accountants acceptable to SMD): (1) instructing such auditors to send to SMD copies of all final financial statements and reports that are prepared as a result of any audit or other review of Borrower's operations, finances, or internal controls, including any reports dealing with improper accounting practices, defalcations, financial reporting errors, or misstatements or fraud; (2) instructing such auditors to, upon SMD's request, meet with SMD to discuss said financial statements and any questions regarding same; and (3) advising such auditors that one of the principal purposes of the audited financial statements which they may be asked to prepare is to provide SMD with information regarding Borrower's financial condition.

3.1.13 Public Record Searches. Uniform Commercial Code financing statement searches, federal and state income tax lien searches, judgment searches, or other similar searches on Borrower and any other Persons that SMD may require and in such form as SMD may require.

3.1.14 Payment of Origination Fees. Payment of the origination fees as required by Section 2.1.4 of this Agreement.

3.1.15 [Reserved]

3.1.16 [Reserved]

3.1.17 [Reserved]

3.1.18 Additional Documents. Such additional approvals, opinions, or documents as SMD may reasonably request.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

In order to induce the SMD to enter into this Agreement and to make the Term Loan as provided in this Agreement, the Borrower makes the following representations and warranties to the SMD, which shall survive execution of this Agreement:

4.1 Organization, Good Standing, and Due Qualification. Borrower and Subsidiary is duly organized under the laws of the State of Delaware and Idaho, as applicable, and exists in good standing under the laws of the jurisdiction of its incorporation or organization with power under the laws of the States of Delaware and Idaho, as applicable to own or lease its assets and to transact the business in which it is now engaged or proposed to be engaged. Borrower and Subsidiary are qualified to transact business as a foreign entity in good standing under the laws of each other jurisdiction in which such qualification is required for Borrower's and Subsidiarys' respective businesses. In process for the state of MT. RH

4.2 Power and Authority. Borrower and Subsidiary have authorized the execution and delivery of the Loan Documents and the performance of its agreements thereunder by all necessary entity action under the laws of the State of Delaware and the State of IdahoThe execution and delivery of the Loan Documents by Borrower and Subsidiary and the performance of its obligations thereunder will not (1) require any consent or approval of the members or shareholders of Borrower or Subsidiary, as applicable, that has not been obtained; (2) contravene Borrower's or any Subsidiary's articles of incorporation or organization, as applicable, or bylaws or operating agreement, as applicable; (3) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower or Subsidiary; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower or Subsidiary is a party or by which it or its properties may be bound or affected; or (5) cause Borrower or Subsidiary to violate any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or be in default under any such indenture, agreement, lease, or instrument.

4.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their

respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

4.4 **Financial Statements**. All financial statements and information relating to Borrower, any Affiliate of Borrower, and any Subsidiary that have been delivered by Borrower or Subsidiary to SMD are complete and correctly and fairly present the financial condition of the Borrower, the Affiliate of Borrower, or Subsidiary, as applicable, as of the date of such statements and information and the results of the operations of the Borrower and the Affiliates of Borrower for the periods covered by such statements, all in accordance with GAAP (subject to year-end adjustments in the case of the interim financial statements). There has been no material adverse change in the financial condition of Borrower, an Affiliate of Borrower, or Subsidiary since the date of the most recent of such applicable financial statements submitted to SMD. There are no liabilities of Borrower, an Affiliate of Borrower, or Subsidiary, fixed or contingent, that are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since the date of the most recent of such applicable financial statements submitted to SMD. No information, exhibit, or report furnished by the Borrower to the SMD in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

4.5 **Labor Disputes and Casualties**. Neither the businesses nor the properties of the Borrower or Subsidiary are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty (whether or not covered by insurance), materially and adversely affecting such businesses or properties or the operation of the Borrower.

4.6 **Other Agreements**. No event has occurred and is continuing that constitutes or that, with the giving of notice or the lapse of time or both, could constitute, an event of default or a default under any agreement or guaranty to which the Borrower or Subsidiary is a party, and no such event will occur upon the making of the Term Loan hereunder.

4.7 **No Litigation**. Except as set forth on ***Exhibit 4.7***, there is no pending or threatened action or proceeding, lien or claim of lien against or affecting the Borrower or Subsidiary before any court, governmental agency, or arbitrator, that may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or the ability of the Borrower or Subsidiary to perform its obligations under the Loan Documents.

4.8 **No Defaults on Outstanding Judgments or Orders**. The Borrower and Subsidiary have satisfied all judgments against it, and neither the Borrower nor Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

4.9 **Ownership and Liens**. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including, without limitation, the

Collateral, and none of such properties and assets owned by the Borrower and none of its leasehold interests are subject to any Lien, except Permitted Liens.

4.10 Employee Benefits. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

4.11 Operation of Business. Borrower possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its businesses substantially as now conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing. Borrower has filed, and will file in the future, with the appropriate governmental entities all assumed business name certificates necessary or required to conduct its businesses.

4.12 Taxes. The Borrower and Subsidiary have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided or as has been disclosed in the financial statements provided pursuant to section 4.4, in SMD's reasonable judgment.

4.13 Debt. Set forth in ***Exhibit 4.13*** is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, capital leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Exhibit.

4.14 Environmental Matters. Borrower has complied with, and its businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of the Environmental Laws and all other federal, state, and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except where the failure to do so would not result in a material adverse

effect, in SMD's reasonably judgment. The Borrower has been issued for activities, as presently conducted, and will maintain and obtain all material required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters. Borrower has not received notice of, nor knows of, or suspects facts that might constitute any violations of an Environmental Law or any other federal, state, or local environmental, health, or safety laws, codes, or ordinances and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. To the best of Borrower's knowledge, except in accordance with a valid governmental permit, license, certificate, or approval, there has been no emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage, or disposal system servicing the premises of any Hazardous Substances or from the premises; and accordingly, except for inventory of raw materials, supplies, work in progress, and finished goods that are to be used or sold in the ordinary course of business, the premises of Borrower is free of all such Hazardous Substances. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system, or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of Hazardous Substances; or (6) other environmental, health, or safety matters affecting the Borrower or its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Borrower has no indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any Hazardous Substances.

4.15 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

4.16 Perfection of Security Interest. Except as set forth on ***Exhibit 4.16***, the Security Agreement creates, and the Deed of Trust will create, as described in Section 3.1 above, create valid and perfected first priority liens and security interest in the Collateral, including the Property, as applicable (except for Permitted Liens), securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect and protect such liens and security interest have been taken. The parties acknowledge that the Deed of Trust may be recorded within thirty (30) days of the date hereof.

4.17 Subsidiaries and Ownership. Set forth in ***Exhibit 4.17*** is a complete and accurate list of all the owners of all the subsidiaries of Borrower, showing the jurisdiction of incorporation of each owner and subsidiary, as applicable, and showing the percentage of ownership in each case. All of the outstanding capital stock and membership interests of each such owner or subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Person indicated free and clear of all Liens.

4.18 No Material Adverse Change. There has been no material adverse change in the Borrower's financial condition, nor any other material adverse change in the Borrower, for any reason, from June 30, 2008 to the date of this Agreement, except the termination of that certain Stock Purchase Agreement to which SMD was a party.

ARTICLE 5 - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Obligation is outstanding, or SMD has any obligation under any Loan Document, Borrower will comply with the following provisions:

5.1 Maintenance of Existence. Borrower shall preserve and maintain its existence and good standing in the jurisdiction of its organization, and qualify and remain qualified, as a foreign entity in each jurisdiction in which such qualification is required.

5.2 Maintenance of Records. Borrower shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower.

5.3 Maintenance of Properties. Borrower shall maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.4 Conduct of Business. Borrower shall continue to engage in an efficient and economical manner in businesses of the same general type as conducted by it on the date of this Agreement.

5.5 Maintenance of Insurance. Borrower shall, at its expense, maintain insurance with financially sound and reputable insurance companies or associations in such amounts, covering such risks, and in such form as shall be consistent with the industry practices and satisfactory to SMD. Without limiting the forgoing sentence, Borrower shall procure and maintain all risks insurance, including without limitation fire, theft, and liability coverage together with such other insurance as SMD may require with respect to the Collateral, in form, amounts, coverages and basis consistent with industry practices and reasonably acceptable to SMD and issued by a company or companies reasonably acceptable to SMD. Borrower, upon request of SMD, shall deliver to SMD from time to time the policies or certificates of insurance in form satisfactory to SMD, including stipulations that coverages will not be canceled or diminished without at least thirty (30) days' prior written notice to SMD and not including any disclaimer of the insurer's liability for failure to give such a notice. In connection with all policies covering the Collateral, Borrower shall provide SMD with such lender loss payable or other endorsements as SMD may reasonably require. If Borrower at any time fails to obtain or maintain any insurance required under the Loan Documents, SMD may, but shall not be obligated to, obtain such insurance as SMD deems appropriate, including if it so chooses, "single interest insurance" that will cover only SMD's interest in the Collateral.

5.6 Compliance with Laws. Borrower shall comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, except for such taxes, assessments or charges that are contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided in SMD's reasonable judgment.

5.7 Right of Inspection. Borrower shall, at any reasonable time and from time to time, permit the SMD or any agent or representative thereof to inspect the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, and to discuss the affairs, finances, and accounts of the Borrower with any of its employees, officers, and directors and the Borrower's independent accountants. Without limiting the foregoing, at least once every year, and more often if SMD reasonably deems it necessary, SMD's auditors may audit and examine Borrower's books and records.

5.8 Reporting Requirements.

5.8.1 Quarterly Financial Statements. Borrower shall furnish to SMD as soon as available and in any event within forty-five (45) days after the end of each quarter, balance sheets of the Borrower as of the end of such quarter, statements of income and retained earnings of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, statements of cash flows of the Borrower for the portion of the fiscal year ended with the last day of such quarter, and statements of inventory summary and accounts receivable aging, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by an authorized financial officer of the Borrower (subject to year-end adjustments).

5.8.2 Annual Financial Statements. Borrower shall furnish to SMD within one hundred twenty (120) days after the end of each fiscal year of the Borrower, balance sheets of the Borrower as of the end of such fiscal year, and statements of income and retained earnings of the Borrower for such fiscal year, and statements of cash flows of the Borrower for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and audited by independent certified public accountants selected by the Borrower and acceptable to SMD.

5.8.3 Tax Returns.

5.8.3.1 Borrower Tax Return. Borrower shall furnish to SMD within thirty (30) days after filing, copies of all tax returns filed by such Borrower certified by an officer or a manager of Borrower, as applicable.

5.8.3.2 [Reserved]

5.8.4 [Reserved]

5.8.5 Management Letters. Borrower shall furnish to SMD promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants.

5.8.6 Notice of Litigation. Borrower shall furnish to SMD promptly after the threat or commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower that, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

5.8.7 Notice of Defaults and Events of Default. Borrower shall furnish to SMD as soon as possible and in any event within five (5) Business Days after the occurrence of each Event of Default, a written notice setting forth the details of such Event of Default and the action that is proposed to be taken by the Borrower with respect thereto.

5.8.8 ERISA Reports. Borrower shall furnish to SMD as soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within ten (10) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within ten (10) Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity, a certificate of an authorized officer of the Borrower setting forth all relevant details and the action that the Borrower proposes to take with respect thereto.

5.8.9 Reports to Other Creditors. Borrower shall furnish to SMD promptly after the furnishing thereof, copies of any statement or report furnished to any party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the SMD pursuant to any other clause of this Section.

5.8.10 [Reserved].

5.8.11 General Information. Borrower shall furnish to SMD such other information respecting the condition or operations, financial or otherwise, of the Borrower as the SMD may from time to time reasonably request.

5.9 Environment. Borrower shall (i) be and remain in material compliance with Environmental Laws and with the provisions of all other federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations issued thereunder; (ii) notify the SMD immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or other party; (iii) notify the SMD immediately of any hazardous discharge from or affecting its premises; (iv) immediately

contain and remove the same, in compliance with all applicable laws; (v) promptly pay any fine or penalty assessed in connection therewith; (vi) permit the SMD to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and (vii) at the SMD's request, and at the Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the SMD, and such other and further assurances reasonably satisfactory to the SMD that the condition has been corrected.

5.10 Reimbursement of Lender Expenses. Borrower shall promptly on demand reimburse SMD for sums expended by SMD that constitute Lender Expenses, and Borrower authorizes and approves all reasonable advances and payments by SMD for items constituting Lender Expenses. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the SMD harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

5.11 Conversion. Borrower hereby grants to SMD the option and right, in SMD's sole option and discretion, to convert all or any portion of the outstanding amount of the Term Loan or Obligations to common stock at the value of One and 50/100ths Dollars ($1.50) per share of common stock. If SMD elects to exercise such option, then the common stock to be issued to SMD shall be authorized and issued free and clear of any and all encumbrances and in compliance with any and all local, state and federal laws, rules and regulations. Borrower hereby also grants to SMD the option and right, in SMD's sole option and discretion, convert all or any portion of the outstanding amount of the Term Loan or Obligations to any equity security other than the currently issued and outstanding common stock of Borrower, that has been issued by Borrower at the issuance price of such security. Borrower shall sign or execute such documents and SMD may reasonably request to evidence this conversion right and or the common stock or other securities that may be issued in satisfaction of this conversion right.

ARTICLE 6 - NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Obligation is outstanding, or SMD has any obligation under any Loan Document, Borrower will comply with the following provisions:

6.1 Liens. Without SMD's prior written consent, Borrower shall not create, incur, assume, or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, except for the following ("Permitted Liens"): (i) Liens (if any) granted to SMD to secure the Obligations, (ii) Liens described in the attached ***Exhibit 6.1***; (iii) pledges or deposits made to secure payment of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions, or social security programs; (iv) Liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen, and other like Liens arising in the ordinary course of business, securing indebtedness whose payment is not yet due, or that is being contested by

Borrower in good faith and for which adequate reserves have been provided; (v) Liens for taxes, assessments, and governmental charges or levies imposed upon a person or upon such person's income or profits or property, if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided; (vi) Liens arising from good faith deposits in connection with tenders, leases, real estate bids, or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal, or customs bonds and deposits to secure the payment of taxes, assessments, customs duties, or other similar charges; (vii) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not impair the use of such property for the purposes intended, and none of which is violated by existing or proposed structures or land use; or (viii) purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a capital lease, provided that (a) any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof; (b) the obligation secured by any Lien so created, assumed, or existing shall not exceed the lesser of the cost or the fair market value as of the time of acquisition of the property covered thereby to the Borrower, (c) each such Lien shall attach only to the property so acquired, (d) the debt secured by all such Liens shall not exceed Three Hundred Fifty Thousand Dollars ($350,000) at any time outstanding in the aggregate, and (e) the debt secured by such Lien is permitted by the provisions of Section 6.2, and the related expenditure is permitted under Section 7.1.

6.2 Debt. Without SMD's prior written consent, Borrower shall not incur, assume, or suffer to exist, any debt other than (i) the Obligations; (ii) indebtedness and liabilities of Borrower identified in ***Exhibit 4.13***; (iii) indebtedness and liabilities of Borrower that have been subordinated to the Obligations by written agreement in form and substance acceptable to SMD; (iv) accounts payable to trade creditors for goods or services that are not aged more than sixty (60) days from the billing date and current operating liabilities (other than for borrowed money) that are not more than sixty (60) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings; and (v) debt of the Borrower secured by purchase-money liens that are Permitted Liens.

6.3 Mergers or Reorganization. Borrower shall not, without SMD's prior written consent, which consent shall not be unreasonably withheld, wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transactions or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person.

6.4 Leases. Without SMD's prior written consent, Borrower shall not create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or

personal property, except: (1) leases existing on the date of this Agreement and any extensions or renewals thereof; (2) leases with SMD or an affiliate of SMD; and (3) leases (other than capital leases) that do not in the aggregate require the Borrower to make payments (including taxes, insurance, maintenance, and similar expenses that the Borrower is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of Three Hundred Fifty Thousand Dollars ($350,000).

6.5 Sale and Leaseback. Without SMD's prior written consent, Borrower shall not sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

6.6 Dividends and Distributions. Without SMD's Prior written consent, Borrower shall not declare or pay any dividends or distributions; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or membership interests now or hereafter outstanding; or make any distribution of assets to its shareholders or members as such whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock or membership interests; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or membership interests, except for that certain put right granted to Auramet Trading, LLC in the term sheet dated June 24, 2008.

6.7 Sale of Assets. Without SMD's prior written consent, Borrower shall not sell, lease, encumber, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interests), except inventory disposed of in the ordinary course of business.

6.8 Investments. Without SMD's prior written consent, Borrower shall not make any loan or advance to any Person, or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least "A 1" by Standard & Poor's Corporation or "P 1" by Moody's Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition; (4) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower; and (5) investments made through SMD or one of its affiliates; (6) loans to subsidiaries.

6.9 Guaranties. Without SMD's prior written consent, Borrower shall not assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or to otherwise assure the creditors of any Person against loss) for obligations of any Person, except

guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.10 ERISA Plans. Borrower shall not, without the SMD's prior written consent, enter into, contribute to, or become a party to any Plan, other than those Plans listed in ***Exhibit 6.10***.

6.11 Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate, except for transactions with SMD.

6.12 Change in Management. Borrower shall not materially and adversely alter its senior management without giving SMD written notice of such alteration at least sixty (60) days prior to the date of such alteration in management.

6.13 Accounting. Borrower shall not (i) modify or change its method of accounting without advising SMD of such change, or (ii) enter into, modify, or terminate any agreement presently existing or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without Borrower instructing said accounting firm and/or service bureau to provide to SMD information regarding the Collateral and Borrower's financial condition.

6.14 Borrower's Legal Status. Without providing at least thirty (30) days prior written notice to the SMD, the Borrower shall not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one. If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall immediately notify the SMD of such organizational identification number. The Borrower shall not change its type of organization, jurisdiction of organization, or other legal structure.

ARTICLE 7 - FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Obligation is outstanding, or SMD has any obligation under any Loan Document, Borrower will comply with the following provisions:

7.1 Capital Expenditures. Except for the purchase of the equipment referenced in Section 2.1.5, Borrower shall not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures made by Borrower would exceed Three Hundred Fifty Thousand Dollars ($350,000) during any fiscal year of Borrower, except with the approval of SMD which shall not be reasonably withheld.

7.2 [Reserved].

7.3 **[Reserved]**.

ARTICLE 8 - EVENTS OF DEFAULT

8.1 Events of Default. Each of the following events, at the option of SMD, shall constitute an event of default (each an "Event of Default"):

8.1.1 The Borrower shall fail to pay any Obligation within five (5) days of when due and payable.

8.1.2 Any representation or warranty made or deemed made by Borrower in this Agreement, the Security Agreement, or other Loan Documents, or that is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document, shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

8.1.3 Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement or other Loan Document, or Borrower shall be in default under any other agreement with SMD or an affiliate of SMD.

8.1.4 Borrower shall (a) fail to pay any indebtedness for borrowed money (other than the Term Loan) of the Borrower in excess of an aggregate principal amount of Twenty-Five Thousand Dollars ($25,000), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

8.1.5 Borrower (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and that remains undismissed for a period of sixty (60) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more.

8.1.6 One or more judgments, decrees, or orders for the payment of money in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate shall be rendered against the Borrower, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal.

8.1.7 The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Agreement, or the Borrower shall fail to perform any of its obligations under the Security Agreement.

8.1.8 [Reserved]

8.1.9 Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject the Borrower to any tax, penalty, or other liability that in the aggregate may exceed Five Thousand Dollars ($5,000).

8.1.10 If any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of Borrower by reason of the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against the Borrower and/or its assets, equipment, property, leaseholds or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within ten (10) Business Days of the occurrence giving rise to the claim, (a) the Borrower can prove to the SMD's satisfaction that the Borrower has commenced and is diligently pursuing an investigation of the claim to be followed promptly by either: (i) a cure or correction of the event that constitutes the basis for the claim, and continues diligently to pursue such cure or correction to completion, or (ii) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, that relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (b) in either of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance and amount to both the SMD and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event that constitutes the basis for the claim.

8.1.11 Any material misrepresentation exists now or hereafter in any warranty or representation made to SMD by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director.

8.1.12 This Agreement shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under this Agreement.

8.2 Cure of Event of Default. If any Event of Default, other than a payment default or an Event of Default described in Subsection 8.1.5, is curable and if Borrower has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower, after receiving written notice from SMD demanding cure of such default: (a) cures the default within fifteen (15) days; or (b) if the cure requires more than fifteen (15) days, immediately initiates steps that SMD deems in SMD's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical. SMD at its sole discretion may elect to give Borrower additional cure opportunities.

8.3 Automatic Event of Default. An Event of Default will have occurred immediately and without notice upon the occurrence or existence of an event described in Subsection 8.1.5.

ARTICLE 9 - SMD'S RIGHTS AND REMEDIES

9.1 Specific Remedies. Upon the occurrence of an Event of Default by Borrower under this Agreement, SMD may, at its election and without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

9.1.1 Terminate the obligation of the SMD to make the Term Loan or any advance thereunder.

9.1.2 Declare all Obligations, whether evidenced by this Agreement or the Loan Documents or any other agreement with the SMD, due and payable immediately.

9.1.3 Terminate this Agreement and any of the other Loan Documents or any other agreement with the SMD as to any future liability or obligation of SMD, but without affecting SMD's rights and security interest in the Collateral and without affecting the Obligations.

9.2 Set Off. Upon the occurrence and during the continuance of any Event of Default the SMD is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being exp ressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the SMD to or for the credit or the account of Borrower against any and all of the obligations of the Borrower now or hereafter existing under this

Agreement or the Term Note or any other Loan Document, irrespective of whether or not the SMD shall have made any demand under this Agreement or the Term Note or such other Loan Document and although such obligations may be unmatured. The SMD agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the SMD under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the SMD may have.

9.3 Cumulative Remedies. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

ARTICLE 10 - MISCELLANEOUS

10.1 Amendments. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the SMD, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2 Notices. Unless otherwise provided in this Agreement, All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing and either personally served or sent by facsimile transmission, overnight delivery service, or regular United States mail, postage prepaid, to Borrower or to SMD as the case may be at the addresses set forth below:

If to Borrower:	Timberline Resources Corporation 101 East Lakeside Avenue, Coeur d' Alene, Idaho 83814 Attention: Randy Hardy Fax: 208-664-4860
If to SMD:	Small Mine Development 967 East ParkCenter Blvd. Boise, Idaho 83702 Attention: Ron Guill Fax: 208-338-8881

The parties may change the address at which they are to receive notices and other communications hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of confirmed actual receipt or three (3) Business Days after the deposit thereof in the mail.

10.3 No Waiver. No failure or delay on the part of the SMD in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.

10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the SMD and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the SMD.

10.5 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

10.6 Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by SMD on account of the Obligations, and Borrower agrees that SMD shall have the continuing exclusive right to apply and reapply such payments in any manner as SMD may deem advisable, notwithstanding any entry by SMD upon its books.

10.7 Continuing Warranties, Representations, and Covenants. Each warranty, representation, and covenant contained in this Agreement shall continue until the Agreement is terminated and all Obligations have been paid or satisfied in full and shall be conclusively presumed to have been relied upon by SMD regardless of any investigation made or information possessed by SMD. The warranties, representations, and covenants set forth herein shall be cumulative and in addition to any and all other warranties, representations, and covenants that Borrower shall give or cause to be given to SMD, either now or hereafter.

10.8 Indemnity. The Borrower shall defend, indemnify, and hold the SMD harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

10.9 Choice of Law, Jurisdiction and Venue. This Agreement is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, this Agreement and the Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Agreement. All disputes, controversies, or claims arising out of, or in connection with, this Agreement or any

Loan Document may be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby consents to the jurisdiction of the courts of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

10.10 Severability of Provisions. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

10.11 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

10.12 Jury Trial Waiver. THE SMD AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

10.13 Arbitration. Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

10.13.1Governing Rules. The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Boise, Idaho or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations

periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party: (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral; and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

10.13.2Selection and Powers of Arbitrator. The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

10.13.3Limitation on Arbitration. Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within 30 days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

10.13.4No Waiver of Other Remedies. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit

any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within 45 days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, SMD shall pay one half of the Administrator's filing fee, up to $250.

10.13.5Miscellaneous. Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect. ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT. IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL. DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE SMDING INDUSTRY. ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE AGREEMENT. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

10.14 [Reserved]

10.15 [Reserved].

10.16 Waivers by Borrower. Borrower waives presentment, demand, protest and notices of protest, nonpayment, partial payment and all other notices and formalities except as expressly called for in this Agreement. Borrower further consents to, and waives notice of (a) the granting of indulgences or extensions of time of payment, (b) the taking or releasing of security, and (c) the addition or release of persons who may be or become primarily or secondarily liable for the Obligations or any part thereof, all in such a manner and at such time as SMD may deem advisable.

10.17 Time of the Essence. Time is of the essence of this Agreement, the other Loan Documents and the Guaranty and of each term, provision and condition thereof.

10.18 Standard of Approval. When the approval of SMD is required or permitted, or SMD's consent may be granted or withheld, under this Agreement or any other Loan Document, and no standard for the exercise of SMD's discretion is otherwise specified, SMD may grant or withhold its approval or consent in SMD's sole and absolute discretion.

10.19 Effective Date. This Agreement shall be binding and deemed effective as of the date first written above when executed by Borrower and accepted and executed by SMD.

10.20 Counterparts. This Agreement may be executed in any number of counterparts and delivered by facsimile transmission. Each counterpart when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has executed this Agreement.

BORROWER:

TIMBERLINE RESOURCES CORPORATION
a Delaware corporation

By ______________________
Name Randal L. Hardy
Title CEO

ACCEPTED AND EFFECTIVE as of the 31 day of October, 2008, in the state of Idaho.

SMD:

SMALL MINE DEVELOPMENT, LLC,
an Idaho limited liability company

By ______________________
Ron Guill, Manager

SECURITY AGREEMENT

This SECURITY AGREEMENT is made effective as of October 31, 2008, by **TIMBERLINE RESOURCES CORPORATION.**, a Delaware corporation (collectively, the "Borrower"), to **SMALL MINE DEVELOPMENT, LLC**, an Idaho limited liability company (the "SMD").

RECITALS:

A. The Borrower and the SMD have entered into a Credit Agreement dated as of October 31, 2008 (as amended and in effect from time to time, the "Credit Agreement").

B. It is a condition precedent to the making of financial accommodations to Borrower by the SMD under the Credit Agreement that the Borrower shall have granted the security interest contemplated by this Agreement.

NOW, THEREFORE, in order to induce the SMD to make the loans under the Credit Agreement, the Borrower agrees with the SMD as follows:

1. Definitions. All capitalized terms used in this Agreement without definitions shall have the respective meanings provided therefor in the Credit Agreement. All terms defined in the Uniform Commercial Code ("UCC") of the State and used in this agreement shall have the same definitions as specified therein; *provided, however*, that the term "instrument" shall be such term as defined in Article 9 of the UCC of the State rather than Article 3. For purposes of this Agreement, all references to "Borrower" shall be deemed to mean each Borrower, unless otherwise expressly provided or indicated by the context.

1.1 The term "Collateral" means the following property of Borrower, wherever located, whether now owned or hereafter acquired or arising: (1) all of the common and other stock of Timberline Drilling, Inc., an Idaho corporation.

1.2 The term "Event of Default," as used herein, means the failure of the Borrower to pay or perform any of the Obligations as and when due to be paid or performed.

1.3 The term "Obligations" means all of the indebtedness, obligations, and liabilities of the Borrower to the SMD, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Credit Agreement, any promissory notes or other instruments or agreements executed and delivered pursuant thereto or in connection therewith or this Agreement. In addition, the "Obligations" includes all other obligations, debts and liabilities, plus interest thereon, of Borrower, or any one or more of them, to SMD, as well as all claims by SMD against Borrower, or any one or more of them, whether existing now or in the future; whether they are voluntary or involuntary, due or not due, direct or indirect, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may be obligated as guarantor, surety, accommodation party or otherwise.

1.4 The term "State," means the State of Montana and/or the State of Delaware, as applicable.

2. **Assignment and Grant of Security Interest.** To secure the Obligations, the Borrower assigns and pledges to the SMD and grants to the SMD a security interest in the Collateral.

3. **Authorization to File Financing Statements.** The Borrower irrevocably authorizes the SMD at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower described above, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC of the State for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower shall furnish any such information to the SMD promptly upon request.

4. **Other Actions.** Further to insure the attachment, perfection, and first priority of, and the ability of the SMD to enforce, the SMD's security interest in the Collateral, the Borrower shall, in each case at the Borrower's own expense, take the following actions with respect to the Collateral:

4.1 **Promissory Notes and Tangible Chattel Paper.** If the Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper, the Borrower shall forthwith endorse, assign, and deliver the same to the SMD, accompanied by such instruments of transfer or assignment duly executed in blank as the SMD may from time to time specify.

4.2 **[Reserved].**

4.3 **Investment Property.** If the Borrower shall at any time hold or acquire any certificated securities, the Borrower shall forthwith endorse, assign, and deliver the same to SMD, accompanied by such instruments of transfer or assignment duly executed in blank as SMD may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall immediately notify SMD thereof and, at SMD's request and option, pursuant to an agreement in form and substance satisfactory to SMD, either (a) cause the issuer to agree to comply with instructions from SMD as to such securities, without further consent of the Borrower or such nominee, or (b) arrange for SMD to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Borrower are held by the Borrower or its nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify SMD

thereof and, at SMD's request and option, pursuant to an agreement in form and substance satisfactory to SMD, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from SMD to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by SMD to such commodity intermediary, in each case without further consent of the Borrower or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for SMD to become the entitlement holder with respect to such investment property, with the Borrower being permitted, only with the consent of SMD, to exercise rights to withdraw or otherwise deal with such investment property. SMD agrees with the Borrower that SMD shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary, or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by the Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which SMD is the securities intermediary.

4.4 **Collateral in the Possession of a Bailee.** If any goods are at any time in the possession of a bailee, the Borrower shall promptly notify SMD thereof and, if requested by SMD, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to SMD, that the bailee holds such Collateral for the benefit of SMD and shall act upon the instructions of SMD, without the further consent of the Borrower. SMD shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the bailee.

4.5 **Electronic Chattel Paper and Transferable Records.** If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any "transferable record," as that term is defined in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify SMD thereof and, at the request of SMD, shall take such action as SMD may reasonably request to vest in SMD control under UCC § 9-105 of such electronic chattel paper or control under § 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. SMD agrees with the Borrower that SMD will arrange, pursuant to procedures satisfactory to SMD and so long as such procedures will not result in SMD's loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under UCC § 9-105 or, as the case may be, § 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.

4.6 **Letter-of-Credit Rights.** If the Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify SMD thereof and, at the request and option of SMD, the Borrower shall, pursuant to an agreement in form and substance satisfactory to SMD, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to

SMD of the proceeds of any drawing under the letter of credit or (ii) arrange for SMD to become the transferee beneficiary of the letter of credit.

4.7 Commercial Tort Claims. If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify SMD in a writing signed by the Borrower of the brief details thereof and grant to SMD in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to SMD.

4.8 Other Actions as to Any and All Collateral. The Borrower shall take any other action reasonably requested by SMD to insure the attachment, perfection and first priority of, and the ability of SMD to enforce, SMD's security interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Borrower's signature thereon is required therefor, (b) causing SMD's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection, or priority of, or ability of SMD to enforce, SMD's security interest in such Collateral, (c) complying with any provision of any statute, regulation, or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection, or priority of, or ability of SMD to enforce, SMD's security interest in such Collateral, (d) obtaining governmental and other third-party consents and approvals, including without limitation any consent of any licensor, lessor, or other person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to SMD, and (f) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.

5. Relation to Other Security Documents. The provisions of this Agreement supplement the provisions of any real estate mortgage or deed of trust granted by the Borrower to SMD and securing the payment or performance of any of the Obligations. Nothing contained in any such real estate mortgage or deed of trust shall derogate from any of the rights or remedies of SMDs hereunder.

6. Representations and Warranties Concerning Borrower's Legal Status. The Borrower represents and warrants to SMD as follows: (a) Borrower's exact legal name is that indicated on the signature page of this Agreement, (b) Timberline Resources Corporation. is an entity organized in the jurisdiction of Delaware, (c) the Borrower's organizational identification numbers are 82-0291227, and (d) Borrower's mailing address is accurately set forth in Section 24.

7. Covenants Concerning Borrower's Legal Status. Without providing at least 30 days prior written notice to SMD, the Borrower will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one. If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify SMD of such

organizational identification number. The Borrower shall not change its type of organization, jurisdiction of organization, or other legal structure.

8. Representations and Warranties Concerning the Collateral. The Borrower represents and warrants to SMD as follows: (a) the Borrower is the owner of the Collateral, free from any adverse lien, security interest, or other encumbrance, except for the security interest created by this Agreement and other liens permitted by the Credit Agreement, (b) none of the Collateral constitutes, or is the proceeds of, "farm products" as defined in § 9-102(a)(34) of the UCC of the State, (c) except as described in ***Schedule 1***, none of the account debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or like federal, state, or local statute or rule in respect of such Collateral, (d) the Borrower holds no commercial tort claim except as indicated in ***Schedule 1***, and (e) the Borrower has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all material applicable provisions of federal, state, and local statutes and ordinances dealing with the control, shipment, storage, or disposal of hazardous materials or substances.

9. Covenants Concerning Collateral, Etc. The Borrower further covenants with SMD as follows: (a) the Collateral, to the extent not delivered to SMD, will be kept at those locations listed in the attached ***Schedule 2*** and the Borrower will not remove the Collateral from such locations, without providing at least 30 days prior written notice to SMD, (b) except for the security interest herein granted and liens described in ***Schedule 1***, the Borrower shall be the owner of the Collateral free from any lien, security interest, or other encumbrance, and the Borrower shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to SMD, (c) the Borrower shall not pledge, mortgage, or create, or suffer to exist a security interest in the Collateral in favor of any person other than SMD, except for liens described in ***Schedule 1***, (d) the Borrower will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon, (e) the Borrower will permit SMD, or its designee, to inspect the Collateral at any reasonable time, wherever located, (f) the Borrower will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement, (g) the Borrower will continue to operate its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state, and local statutes and ordinances dealing with the control, shipment, storage, or disposal of hazardous materials or substances, and (h) the Borrower will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for (i) sales of inventory in the ordinary course of business and (i) so long as no Event of Default has occurred and is continuing, sales or other dispositions of obsolescent items of equipment in the ordinary course of business consistent with past practices.

10. Insurance.

10.1 Maintenance of Insurance. The Borrower will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of

businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations, and policies and otherwise shall be in such amounts, contain such terms, be in such forms, and be for such periods as may be reasonably satisfactory to SMD. In addition, all such insurance on the Collateral shall be payable to SMD as loss payee under a "standard" loss payee clause. Without limiting the foregoing, the Borrower will (i) keep all of its physical property insured with casualty or physical hazard insurance on an "all risks" basis, with broad form earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100 percent of the full replacement cost of such property, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death, or property damage occurring on, in, or about the properties of the Borrower; business interruption insurance; and product liability insurance.

10.2 Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (i) so long as no Default or Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $50,000.00, be disbursed to the Borrower for direct application by the Borrower solely to the repair or replacement of the Borrower's property so damaged or destroyed and (ii) in all other circumstances, be held by SMD as cash collateral for the Obligations. SMD may, at its sole option, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as SMD may reasonably prescribe, for direct application by the Borrower solely to the repair or replacement of the Borrower's property so damaged or destroyed, or SMD may apply all or any part of such proceeds to the Obligations.

10.3 Notice of Cancellation, Etc. All policies of insurance shall provide for at least 30 days prior written cancellation notice to SMD. In the event of failure by the Borrower to provide and maintain insurance as herein provided, SMD may, at its option, provide such insurance and charge the amount thereof to the Borrower. The Borrower shall furnish SMD with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

11. Collateral Protection Expenses; Preservation of Collateral.

11.1 Expenses Incurred by SMD. In its sole but reasonable discretion, SMD may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto, and pay any necessary filing fees. The Borrower agrees to reimburse SMD on demand for any and all reasonable expenditures so made. SMD shall have no obligation to the Borrower to make any such expenditures, nor shall the making thereof relieve the Borrower of any default.

11.2 SMD's Obligations and Duties. Anything herein to the contrary notwithstanding, the Borrower shall remain liable under each contract or agreement comprised in

the Collateral to be observed or performed by the Borrower thereunder. SMD shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by SMD of any payment relating to any of the Collateral, nor shall SMD be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by SMD in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance, or to collect the payment of any amounts which may have been assigned to SMD or to which SMD may be entitled at any time or times. SMD's sole duty with respect to the custody, safe keeping, and physical preservation of the Collateral in its possession, under § 9-207 of the UCC of the State or otherwise, shall be to deal with such Collateral in the same manner as SMD deals with similar property for its own account.

12. **Securities and Deposits.** SMD may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon, and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, SMD may following and during the continuance of a Default and Event of Default demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from SMD to the Borrower may at any time be applied to or set off against any of the Obligations.

13. **Notification to Account Debtors.** If an Event of Default shall have occurred and be continuing, the Borrower shall, at the request of SMD, notify account debtors and other persons obligated on any of the Collateral of the security interest of SMD in any account, chattel paper, general intangible, instrument, or other Collateral and that payment thereof is to be made directly to SMD or to any financial institution designated by SMD as SMD's agent therefor, and SMD may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon the Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments, and other Collateral received by the Borrower as trustee for SMD without commingling the same with other funds of the Borrower and shall turn the same over to SMD in the identical form received, together with any necessary endorsements or assignments. SMD shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments, and other Collateral received by SMD to the Obligations, such proceeds to be immediately entered after final payment in cash or other immediately available funds of the items giving rise to them.

14. **Power of Attorney.**

14.1 **Appointment and Powers of SMD.** The Borrower irrevocably constitutes and appoints SMD and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Borrower or in SMD's own name, for the purpose of carrying out the terms of this

Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to do the following:

(a) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to, or otherwise deal with any of the Collateral in such manner as is consistent with the UCC of the State and as fully and completely as though SMD were the absolute owner thereof for all purposes, and to do at the Borrower's expense, at any time, or from time to time, all acts and things which SMD deems necessary to protect, preserve, or realize upon the Collateral and SMD's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower might do, including, without limitation, (i) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights, and patentable inventions and processes, (ii) upon written notice to the Borrower, the exercise of voting rights with respect to voting securities, which rights may be exercised, if SMD so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities, and (iii) the execution, delivery, and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments, or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that the Borrower's authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the Borrower's signature, or a photocopy of this Agreement in substitution for a financing statement, as SMD may deem appropriate and to execute in the Borrower's name such financing statements and amendments thereto and continuation statements which may require the Borrower's signature.

14.2 Ratification by Borrower. To the extent permitted by law, the Borrower ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

14.3 No Duty on SMD. The powers conferred on SMD hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. SMD shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for SMD's own gross negligence or willful misconduct.

15. Remedies. If an Event of Default shall have occurred and be continuing, SMD may, without notice to or demand upon the Borrower, declare this Agreement to be in default, and SMD shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC of the State or of any jurisdiction in which Collateral is located, including, without

limitation, the right to take possession of the Collateral, and for that SMD may, so far as the Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. SMD may in its discretion require the Borrower to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of the Borrower's principal office(s) or at such other locations as SMD may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, SMD shall give to the Borrower at least ten Business Days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. The Borrower acknowledges that ten Business Days prior written notice of such sale or sales shall be reasonable notice. In addition, the Borrower waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of SMD's rights hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto.

16. Standards for Exercising Remedies. To the extent that applicable law imposes duties on SMD to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for SMD (a) to fail to incur expenses reasonably deemed significant by SMD to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third-party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third-party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure SMD against risks of loss, collection, or disposition of Collateral or to provide to SMD a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by SMD, to obtain the services of other brokers, investment bankers, consultants, and other professionals to assist SMD in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide nonexhaustive indications of what actions or omissions by SMD would not be commercially unreasonable in SMD's exercise of remedies against the Collateral and that other actions or omissions by SMD shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to

impose any duties on SMD that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 16.

17. No Waiver by SMD, Etc. SMD shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by SMD. No delay or omission on the part of SMD in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of SMD with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively, or concurrently at such time or at such times as SMD deems expedient.

18. Suretyship Waivers by Borrower. The Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon, and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange, or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising, or adjusting of any thereof, all in such manner and at such time or times as SMD may deem advisable. SMD shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in this Agreement. The Borrower further waives any and all other suretyship defenses.

19. Marshalling. SMD shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Borrower agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of SMD's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

20. Proceeds of Dispositions; Expenses. The Borrower shall pay to SMD on demand any and all reasonable expenses, including reasonable attorneys' fees and disbursements, incurred or paid by SMD in protecting, preserving, or enforcing SMD's rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said reasonable expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as SMD may determine, proper allowance and provision

being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by §§ 9-608(a)(1)(C) or 9-615(a)(3) of the UCC of the State, any excess shall be returned to the Borrower, and the Borrower shall remain liable for any deficiency in the payment of the Obligations.

21. Overdue Amounts. Until paid, all amounts due and payable by the Borrower hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the rate of interest for overdue principal set forth in the Credit Agreement.

22. Governing Law; Consent to Jurisdiction. This Agreement is made in the state of Idaho, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Agreement and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of Idaho applicable to contracts made and performed in such state and any applicable law of the United States of America. Each party unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than the state of Idaho governs this Agreement. All disputes, controversies, or claims arising out of, or in connection with, this Agreement may be litigated in any court of competent jurisdiction within the state of Idaho. Each party hereby consents to jurisdiction of such state and agrees to accept service of process as if it were personally served within such state. Each party irrevocably waives, to the fullest extent permitted by law, any objection that the party may now or hereafter have to the jurisdiction of the courts of such state and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

23. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER, OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Borrower waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive, or consequential damages or any damages other than, or in addition to, actual damages. The Borrower certifies that neither SMD nor any representative, agent, or attorney of SMD has represented, expressly or otherwise, SMD would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which SMD is a party, SMD is relying upon, among other things, the waivers and certifications contained in this Section.

24. Notices. Unless otherwise provided in this Agreement, all notices or demands by either party relating to this Agreement shall be in writing and either personally served or sent by facsimile transmission, overnight delivery service, or regular United States mail, postage prepaid, to Borrower or to Lender as the case may be at the addresses set forth below:

If to Borrower:	Timberline Resources Corporation 101 East Lakeside Avenue Coeur d' Alene Attention: Randy Hardy Fax: 208-664-4860
If to SMD:	Small Mine Development, LLC 967 E. ParkCenter Blvd. PMB #396 Boise, ID 83706 Facsimile No. 208.338.8881

The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of confirmed actual receipt or two (2) business days after the deposit thereof in the mail.

25. Arbitration. Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to this agreement, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of this agreement or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

25.1 Governing Rules. The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Boise, Idaho or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that fails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a

party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party: (i) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors, sureties, and owners of collateral; and (ii) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with the provisions of Rule 23 of the Federal Rules of Civil Procedure.

25.2 Selection and Powers of Arbitrator. The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies including but not limited to an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

25.3 Limitation on Arbitration. Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000); if the award exceeds that limit, any party may demand the right to a court trial. Such a demand must be filed with the Administrator within 30 days following the date of the arbitration award; if such a demand is not made within that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

25.4 No Waiver of Other Remedies. No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (i) judicially or non-judicially foreclose against any real or personal property collateral or other security; (ii) exercise self-help remedies, including but not limited to repossession and setoff rights; or (iii) obtain from a court having jurisdiction thereover any provisional or ancillary remedies including but not limited to injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator. If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45

days of service of the pleading, or amendment thereto, setting forth such Dispute. If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within 45 days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, SMD shall pay one half of the Administrator's filing fee, up to $250.

25.5 Miscellaneous. Notwithstanding the applicability of any other law to this agreement, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect. ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT. IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL. DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT. ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED. A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE SMDING INDUSTRY. ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE AGREEMENT. IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Agreement.

27. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Borrower and its respective successors and assigns, and shall inure to the benefit of SMD and its successors and assigns. If any term of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal, or unenforceable term had not been included herein. The Borrower acknowledges receipt of a copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, intending to be legally bound, the Borrower has caused this Agreement to be executed as of the date first written above.

BORROWER:

TIMBERLINE RESOURCES CORPORATION,
a Delaware corporation

By Randal L. Hardy
Name Randal L. Hardy
Title CEO

SCHEDULE 1

Schedule of Exceptions

SCHEDULE 2

Schedule of Collateral Locations